Exhibit 10.17

TENTH AMENDMENT TO LEASE AGREEMENT BETWEEN
METROPOLITAN LIFE INSURANCE COMPANY, AS LANDLORD
AND
ACTIVE POWER, INC., AS TENANT

THIS TENTH AMENDMENT TO LEASE AGREEMENT ("Amendment") is made and entered into as of the 31st, day of January, 2003 by and between METROPOLITAN LIFE INSURANCE COMPANY ("Landlord") and ACTIVE POWER, INC.,  ("Tenant").

WITNESSETH:

Landlord and Tenant entered into that certain Lease Agreement dated March 12, 1996 (the "Lease" for space in Stonehollow 1), amended by the First Amendment dated June 24, 1996 increasing the square footage to 8,100 square feet in Stonehollow 1, Suite 135, amended by the Second Amendment dated September 4, 1996 notifying Landlord of a name change from "Magnetic Bearing Technologies" to "Active Power, Inc." amended by the Third Amendment dated October 10, 1997 expanding into STONEHOLLOW 2 for approximately an additional 15,080 square feet of space located at 11525 Stonehollow Drive, Suite 255, Austin, Texas for a total of 23,180 square feet of space, amended by the Fourth Amendment dated August 20, 1999 extending the term in Stonehollow 2, Suite 255 for an additional twelve months, amended by the Fifth Amendment dated February 9, 2000 extending the lease term for Suite 135 and Suite 255 to expire on March 31, 2003 and expansion into Suites 120, 110 and 130 to expire March 31, 2003, amended by the Sixth Amendment dated September 22, 2000 where Tenant expanded into Suite 155, amended by the Seventh Amendment where the commencement date for Suite 155 is confirmed as December 15, 2000, amended by the Eighth Amendment where Tenant expanded into Suite 130 and amended by the Ninth Amendment where Tenant was released from Suite 155.

Landlord and Tenant now desire to further amend the Lease Agreement and Amendments in certain respects as more fully hereinafter set forth. Landlord and Tenant agree as follows:

1.	Tenant agrees to renew and extend the lease term for Suite 130 (4,050 square feet) and Suite #135 (8,100 square feet) for an additional term of two (2) years.

2.	Commencement Date of the renewal shall be April1, 2003 and the expiration date shall be March 31, 2005.

3.	The Monthly Rental Rate for this renewal space shall be as follows:

April1, 2003 to March 31,2004:	$0.50 per square foot
April1, 2004 to March 31, 2005:	$0.60 per square foot

4.	Tenant accepts the renewal space in its current "as is" condition.

5.
Tenant shall have two (2) one (1) year options to renew at Fair Market Value ("FMV"). Tenant shall provide Landlord written notice of its election to exercise its renewal right no earlier than twelve (12) months nor later than six (6) months prior to the lease expiration date. Upon the delivery of said notice and subject to the conditions set forth in the preceding sentence, the Lease shall be extended upon the same terms, covenants and conditions as provided in the Lease, except that the rental payable during said extended term shall be the prevailing market rental rate for space of comparable size, quality and location at the commencement  of such extended term. lf a conflict arises in the determinations of such a FMV rental rate, a three-member committee, selected from the Austin Board of Realtors, shall determine the FMV rental rate. The first two members of such committee shall be selected by Landlord and Tenant respectively, which two members shall select the third. In no event shall the rate decrease below the rate Tenant is currently paying.

DATED AS OF THE 4th DAY OF February, 2003

WITNESS:	LANDLORD:

Metropolitan Life Insurance Company, a New York Corporation; on behalf of a commingled separate account

BY: SSR Realty Advisors, Inc., a Delaware corporation, as Investment Advisor to Metropolitan Life Insurance Company

	Name:	A Alan Bates
	Title:	Senior Asset Manager
	Address:	10 Park Avenue
Morristown, NJ 07962

	Telephone:	973-355-4523
	Fax:	973-993-5023

DATED AS OF THE       DAY OF ________, 2003.

WITNESS:	TENANT:

	ACTIVE POWER, INC.

	Title:
	Address:

	Telephone:	512.744.9234
	Fax: